SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GSI Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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GSI GROUP INC.

39 Manning Road

Billerica, Massachusetts 01821

(978) 439-5511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, May 15, 2007

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of GSI Group Inc., a New Brunswick corporation, which we refer to in this notice and in the attached management proxy circular as the Company, will be held at 9:00 a.m. (EDT) on Tuesday, May 15, 2007 at the principal executive offices of GSI Group Inc., 39 Manning Road, Billerica, MA 01821, for the following purposes:

(a) to elect Directors;

(b) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(c) to transact such further or other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on Monday, March 26, 2007 will be entitled to vote at the meeting and at any adjournment or postponement thereof, provided that a subsequent transferee of shares may vote at the meeting if the transferee establishes ownership of the shares and requests not later than ten (10) days before the meeting to be added to the list of shareholders entitled to vote at the meeting.

Shareholders who do not expect to attend the meeting in person are requested to complete, sign, date and return the form of proxy in the enclosed envelope to Computershare Investor Services Inc., the Company’s transfer agent, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, before 5:00 p.m. (EDT) on Friday, May 11, 2007, or, in the event that the meeting is adjourned or postponed, prior to 5:00 p.m. (EDT) on the last business day prior to the date fixed for the adjourned or postponed meeting.

A copy of the management proxy circular and a form of proxy accompany this notice. This notice, the management proxy circular, the form of proxy and the Company’s annual report will be forwarded on or about Tuesday, April 17, 2007 to the holders of the Company’s common shares as of the close of business on Monday, March 26, 2007.

All monetary amounts listed in the proxy circular are in U.S. dollars, unless otherwise indicated.

DATED at Billerica, Massachusetts this 17th day of April, 2007.

By Order of the Board of Directors of

GSI Group Inc.

Daniel J. Lyne,

Secretary

GSI GROUP INC.

MANAGEMENT PROXY CIRCULAR

Solicitation of Proxies

This management proxy circular is furnished in connection with the solicitation of proxies by the management of the Company for use at the annual meeting of shareholders to be held at 9:00 a.m. (EDT) on Tuesday, May 15, 2007 at the principal executive offices of GSI Group Inc., 39 Manning Road, Billerica, MA 01821. The solicitation will be made by mail, but proxies may also be solicited personally by employees of the Company. The cost of solicitation has been or will be borne by the Company. The Company may also pay brokers or nominees holding common shares of the Company in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

The notice of the meeting, this management proxy circular, the form of proxy and a copy of the Company’s annual report will be forwarded on or about Tuesday, April 17, 2007 to the Company’s shareholders of record as of the close of business on Monday, March 26, 2007.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers of the Company. A shareholder may appoint a person to represent him or her at the meeting, other than the persons already named in the attached form of proxy, by inserting the name of such other person in the blank space provided in the form of proxy or by completing another proper form of proxy. Such person need not be a shareholder. The completed form of proxy must be deposited with the Company at its principal executive offices at 39 Manning Road, Billerica, Massachusetts 01821, or with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1, in either case no later than 5:00 p.m. (EDT) on Friday, May 11, 2007, or, if the meeting is adjourned or postponed, prior to 5:00 p.m. (EDT) on the last business day prior to the date fixed for the adjourned or postponed meeting.

The shareholder executing the form of proxy may revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by such proxy: (a) by delivering another properly executed form of proxy bearing a later date and depositing it in the manner described above; (b) by delivering an instrument in writing revoking the proxy, executed by the shareholder or by the shareholder’s attorney authorized in writing: (i) at the registered office of the Company, at any time up to and including the last business day preceding the date of the meeting, or at any reconvened meeting following its adjournment or postponement, or (ii) with the chairman of the meeting on the day of the meeting, or at any reconvened meeting following its adjournment or postponement; or (c) in any other manner permitted by law.

Voting of Proxies

The officers named in the form of proxy attached to this management proxy circular will vote or withhold from voting the common shares of the Company in respect of which they are appointed proxy in accordance with the directions of the shareholder appointing them and, if a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, the shares will be voted:

in favor of the election as Directors of the nominees named in this management proxy circular; and

in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Board of Directors of the Company has fixed the close of business on Monday, March 26, 2007 as the record date for the determination of shareholders entitled to vote at the meeting. At the close of business on that date there were outstanding and entitled to vote 41,930,099 common shares of the Company. Each share is entitled to one vote, which may be cast as follows:

•	the vote for the election as Directors of the nominees named in this management proxy circular is cumulative and is described in more detail below;

•

the vote for the ratification of the appointment of the independent registered public accounting firm requires the approval of a majority of the common shares represented and cast in respect of such matter to be effective.

No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of at least thirty-three and one-third percent (33 1/3%) of the outstanding shares as of the record date. Votes will be tabulated by the Company’s transfer agent subject to the supervision of persons designated by the Board of Directors of the Company as inspectors of election.

Voting for the Election of Directors. Section 65(1) of the Business Corporations Act (New Brunswick) provides for cumulative voting for the election of Directors so that each shareholder entitled to vote at an election of Directors has the right to cast an aggregate number of votes equal to the number of votes attached to the shares held by such shareholder multiplied by the number of Directors to be elected, and may cast all such votes in favor of a single candidate or distribute them among the candidates in any manner the shareholder decides. The statute further provides, in section 65(2), that a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution of the shareholders is passed unanimously permitting two or more persons to be elected by a single resolution. Where a shareholder has voted for more than one candidate without specifying the distribution of votes among such candidates, the shareholder shall be deemed to have divided the votes equally among the candidates for whom such shareholder voted. If a shareholder desires to distribute votes otherwise than equally among the nominees for whom such shareholder has directed the persons in the enclosed form of proxy to vote, such shareholder must do so personally at the meeting or by another form of proxy. On any ballot that may be called for the election of Directors, the persons named in the enclosed form of proxy intend to cast the votes to which the shares represented by such proxy are entitled equally among all the proposed nominees whose names are set forth in the table under “Election of Directors” below, except those, if any, excluded by the shareholder in the proxy, or unless the shareholder who has given such proxy has directed that the shares be withheld from voting in the election of Directors.

Ownership of Directors and Executive Officers. As of the close of business Monday, March 26, 2007, the Directors and executive officers of the Company and their respective affiliates, as a group, may be deemed to be the beneficial owners of 2,101,068 common shares, representing approximately 5% of the outstanding common shares. The Directors and executive officers of the Company have indicated that they intend to vote their respective common shares in favor of the election as Directors of the nominees named in this management proxy circular, and in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The enclosed form of proxy confers discretionary authority on the person named therein with respect to amendments to or variations of matters identified in the notice of meeting and other matters that may properly come before the meeting. At the date of this management proxy circular, the management of the Company knows of no such amendments, variations or other matters.

Voting and Ownership of Shares

As of the record date the Company had 41,930,099 common shares outstanding. Each shareholder of record, as of the close of business on Monday, March 26, 2007, is entitled to one vote for each common share held, except to the extent that such shareholder has transferred the ownership of any shares after such date and the transferee of such shares establishes proper ownership thereof and demands not later than ten (10) days before the meeting to be added to the list of shareholders entitled to vote at the meeting in which case such transferee will be entitled to vote such shares. The failure of any shareholder to receive a notice of meeting of shareholders does not deprive the shareholder of a vote at the meeting.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to common shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of Directors and ratification of the independent registered public accounting firm. Non-routine matters include matters such as amendments to or adoption of stock option plans, adoption of shareholder rights plans or amendments to our Articles of Continuance. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and broker non-votes will be counted as present. With respect to the approval of any particular proposal, abstentions and broker non-votes will not be counted in determining the number of votes cast.

ELECTION OF DIRECTORS

The Articles of Continuance of the Company provide that its Board of Directors is to be comprised of a minimum of five (5) and a maximum of fifteen (15) Directors, as determined from time to time by resolution of the Board of Directors. The Board of Directors has resolved that the entire Board of Directors will consist of seven (7) Directors. Below are the names of the persons for whom it is intended that votes be cast for their election as Directors pursuant to the proxy that is hereby solicited unless the shareholder directs therein that his, her or its shares be withheld from voting. Each Director will hold office until the next annual meeting, until his/her successor is elected or appointed, or until his/her earlier death, resignation or removal.

Management does not contemplate that any of the nominees named below will be unable to serve as a director, but if that should occur for any reason prior to the meeting, where the proxy is granted to the management nominees, the management nominees reserve the right to vote for other nominees in their discretion unless directed to withhold from voting. The following table states, with respect to each person nominated for election as a director, the name, age, position held with the Company (where applicable), the year first elected or appointed as a director, committee memberships and the person’s principal occupation and employment during the past five (5) years.

The Board of Directors recommends a vote FOR the election as the Directors of the nominees named below.

Name, Principal Occupation and Municipality of Residence (1)	Age	Year Became Director
Richard B. Black President and Chief Executive Officer, ECRM, Inc. Tewksbury Massachusetts, U.S.A.	73	1999

Phillip A. Griffiths, Ph.D. Faculty Member, School of Mathematics Institute for Advanced Study Princeton, New Jersey, U.S.A.	68	2001

Byron O. Pond Former Chairman, President and Chief Executive Officer, Amcast Industrial Corp. Dayton, Ohio, U.S.A.	70	2000

Benjamin J. Virgilio President & Chief Executive Officer, BKJR, Inc. Toronto, Ontario, Canada	67	1998

Garrett A. Garrettson, Ph.D. President and Chief Executive Officer, Fresco Technologies Monterey, California, U.S.A.	63	2005

Marina Hatsopoulos Director, Contex Holdings A/S Alleroed, Denmark.	41	2005

Sergio Edelstein, Ph.D. President & Chief Executive Officer, GSI Group Inc. Billerica, Massachusetts, U.S.A.	52	2006

(1)	The mailing address of each of Ms. Hatsopoulos and Messrs. Black, Griffiths, Pond, Virgilio, Garrettson and Edelstein is c/o GSI Group Inc. at 39 Manning Road, Billerica, Massachusetts 01821, Telephone: (978) 439-5511.

Board Committee Membership of Incumbent Directors:

Name	Audit Committee	Compensation Committee	Technology Committee	Nominating and Corporate Governance Committee
Black	X (Chairman)
Garrettson	X		X
Griffiths		X	X (Chairman)
Hatsopoulos		X (Chairman)		X
Pond		X		X (Chairman)
Virgilio	X			X
Edelstein			X

Directors:

Richard B. Black is the President and Chief Executive Officer of ECRM, Inc., a manufacturer of laser systems for the printing and publishing industry. He served as Chairman of ECRM from August 1983 until March 2002. Mr. Black also serves as a General Partner for OpNet Partners, L.P., a technology investment fund. He served as Vice Chairman of Oak Technology, Inc. from March 1999 until the company was merged with Zoran Corporation in August 2003. He served as President of Oak Technology from January 1998 to March 1999, and was a director at Oak Technology from 1988 to 2003. From 1987 to 1997, Mr. Black served as a General Partner for KBA Partners, L.P., a technology venture capital fund. Prior to that time, he served as president and CEO of AM International, Inc., Alusuisse of America, Inc. and Maremont Corporation. From 1963 to 1966 Mr. Black was an Adjunct Professor of Accounting at Beloit College. In addition to ECRM, he currently serves as a director of the following companies: Alliance Fiber Optic Products, Inc., Altigen Communications Inc., Applied Optoelectronics, Inc. and Trex Enterprises Corporation.

Garrett A. Garrettson, Ph.D. has been since 2005, President and CEO of Fresco Technologies, a private digital imaging company and he is President of G. Garrettson Consulting LLC. He was, from November 2001 to September 2004, the Chief Executive Officer of Clairvoyante, Inc. a provider of flat panel display technology and related intellectual property. Prior to that he was, from April, 2000 to December, 2002, Chairman of the Board and, from April of 1996 to April, 2000, Chief Executive Officer of Spectrian Corporation, a telecommunications infrastructure equipment company. Dr. Garrettson is currently a director of Catalyst Semiconductor, Iridex and Giga-tronics, each a publicly held company.

Phillip A. Griffiths, Ph.D. is a faculty member in the School of Mathematics at the Institute for Advanced Study in Princeton, New Jersey. He was, from 1991 to 2004, Director of the Institute, where he was responsible for managing the Institute’s various research activities. Prior to joining the Institute in 1991, Dr. Griffiths was Provost and James B. Duke Professor of Mathematics at Duke University for eight years. He has also taught at Harvard University, Princeton University and the University of California, Berkeley. He currently serves as a director of Oppenheimer Funds, Inc.

Marina Hatsopoulos was the founder of and Chief Executive Officer of Z Corporation, a provider of technology and products to the 3D printing market. Z Corporation was sold to Contex Scanning Technology in 2005. Ms Hatsopoulos is currently a director of Contex Holdings, a leading manufacturer of large-format scanners, and Tea Forte, a high-growth manufacturer and retailer of premium tea products.

Byron O. Pond From August of 2006 through December of 2006, Mr. Pond served as the Interim Chief Executive Officer of Cooper Tire & Rubber, an automotive supply company. In February of 2001 Mr. Pond joined Amcast Industrial Corporation. During his tenure he served as President, CEO and Chairman before retiring on his contract termination date in February 2004. After retirement Mr. Pond remained as an Amcast director and also became non-executive Chairman. On November 1, 2004 Mr. Pond was asked to reassume the Amcast Chairman, President and CEO positions. Amcast filed for protection under Chapter 11 of the U.S. Bankruptcy Code on November 30, 2004. From 1990, Mr. Pond was a senior executive with Arvin Industries, Inc. serving as its President and Chief Executive Officer from 1993 to 1996 and as its Chairman and Chief Executive Officer from 1996 to 1998. He retired as Chairman of Arvin Industries, Inc. in 1999. He currently serves as a director of Cooper Tire and Rubber Company and of Precision Castparts Corporation.

Benjamin J. Virgilio is currently the President and Chief Executive Officer of BKJR, Inc. of Toronto, Canada and was previously, from July 2000 until February 2001, the Chairman of Robotic Technology Systems, Inc. Mr. Virgilio was the President and Chief Executive Officer of Rea International Inc., an automotive fuel systems manufacturer, from May 1995 to July 2000. Prior to May 1995, Mr. Virgilio was a business consultant. From February 1981 to November 1993, he was President and Chief Executive Officer of A.G. Simpson Limited. Mr. Virgilio currently serves as a director of Numatech Industries and Jacob’s Ladder.

Sergio Edelstein, Ph.D. became the President, Chief Executive Officer, and a member of the Board of Directors of the Company in July of 2006. From 2004 to July, 2006 he served as Group Vice President of the E-Beam & Films Product Group at KLA Tencor. While at KLA Tencor, Mr. Edelstein held the position of Vice President and General Manager of the Film and Surface Technology Division from 2000 to 2004. Prior to joining KLA Tencor, Mr. Edelstein served as the General Manager of the Tungsten Systems Division at Applied Materials, Inc.

Executive Officers:

Robert Bowen was named Vice President and Chief Financial Officer of the Company effective December 16, 2005, replacing Mr. Swain in that role. Prior to joining the Company Mr. Bowen was, from November 2003 to December 2005 an independent consultant. During that time he co-founded Graystone Capital Partners LLC. He was, from December 2000 to October 2003, the Vice President and Chief Financial Officer of Cytyc Corporation, a maker of cancer diagnostic and other medical devices. In addition, he was Chief Financial Officer for the European Region for Case Corporation, a manufacturer of Agricultural and Construction equipment, from 1997 to 2000. Mr. Bowen is 57 years old.

Nino Federico was named Vice President and General Manager of the Laser Systems group at the Company in September of 2002. Prior to that, he was the Director of Operations of the Laser Systems group from June of 2002 through August of 2002. Mr. Federico joined the Company in January of 2002 as the Director of Global Service Logistics and Marketing for the Laser Systems group. Mr. Federico is 56 years old.

Stephen Kew joined the Company and was named Managing Director of GSI Group Laser Division in May 2003. Prior to his appointment Mr. Kew was Managing Director of Nordiko Limited from 1999 through 2003, a semiconductor systems company and a subsidiary of Shimadzu Corporation of Japan. From 1992 through 1999, he was the General Manager of semiconductor pumping systems for BOC Edwards in the UK. Mr. Kew has also held prior positions at senior management and director levels in several UK companies, and also a laser processing start-up company in San Jose, California. Mr. Kew is 53 years old.

Daniel J. Lyne was named Vice President, General Counsel and Secretary of the Company in June 2005. Prior to joining the Company, Mr. Lyne was a Senior Shareholder at the law firm of Hanify & King, Professional Corporation in Boston, Massachusetts. Mr. Lyne joined Hanify & King in May 1987. Prior to that, Mr. Lyne was employed at Gaston Snow & Ely Bartlett in Boston, Massachusetts from 1981 to 1987. Mr. Lyne is 53 years old.

Kurt A. Pelsue assumed his current position as Vice President, Technology and Chief Technology Officer in March 1999. He had served as Vice President, Corporate Engineering for General Scanning, Inc. from 1997 to 1999, when General Scanning and Lumonics merged to become what is now GSI Group Inc. Prior to that time, Mr. Pelsue held numerous senior level engineering assignments within General Scanning, Inc. He joined General Scanning, Inc. in 1976. Mr. Pelsue is 54 years old.

Ray Sansouci was named Vice President and General Manger of the Precision Motion Division in May of 2004. Mr. Sansouci had been President and CEO of MicroE Systems from 1999 until its 2004 acquisition by GSI Group. Prior to joining MicroE Systems, he had been President and COO of Schneider Automation (a division of Schneider Electric) and before that, Vice-President of Marketing for Siemens Energy & Automation. Mr. Sansouci is 56 years old.

Felix Stukalin joined the Company in November 1994. Mr. Stukalin was General Manager of the Components Product Group from 1999 to 2000 and of Wave Precision from 2000 to 2002. In May 2002, Mr. Stukalin assumed the role of Vice President of Business Development. Mr. Stukalin is 45 years old.

Thomas R. Swain has held his current position of Vice President, Finance since December 2005. He was, from September 2000 to December 2005, Chief Financial Officer of the Company. Prior to that time, Mr. Swain served as Director of Real Estate Operations from April 1999 to August 2000. Mr. Swain joined General Scanning, Inc. in August 1996 with the acquisition of View Engineering, Inc. and served as Vice President and General Manager, View Engineering Division until December 1997. He then served as Vice President of Business Development from January 1998 through March 1999. Prior to its acquisition by General Scanning, Inc., Mr. Swain had served as President and Chief Executive Officer of View Engineering, Inc. Mr. Swain is 61 years old.

Stephen Webb became Managing Director of Westwind Air Bearings Ltd. in February 2003. Westwind was acquired by GSI Group in December 2003. From 2001 to 2003 he was Operations Director at Oxford Instruments Analytical a maker of subsystems for electron microscopes and NMR equipment. Prior to 2001, he was Operations Director at EEV Ltd. a maker of semiconductor and microwave components used in a broad range of niche applications from gas sensing to satellites. Mr. Webb is 46 years old.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, with the Board of Director’s ratification and subject to shareholder approval, has selected and appointed the firm of Ernst & Young LLP of Boston, Massachusetts, independent registered public accountants, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young LLP of Boston, Massachusetts, independent registered public accountants, served as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and for the fiscal year ending December 31, 2005. Ernst & Young LLP of Ottawa, Canada, independent accountants previously served as the independent registered accounting firm for the Company and audited the accounts and records of the Company from fiscal year 1993 through fiscal year 2004.

A representative of Ernst & Young LLP will be present at the meeting to answer appropriate questions and will have an opportunity to make a statement if desired. If shareholders do not ratify the appointment of Ernst & Young LLP of Boston, Massachusetts as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2007, the Audit Committee of the Board of Directors will evaluate what would be in the best interests of the Company and its shareholders, and consider whether to select a new independent registered public accounting firm for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent registered public accounting firms.

The Board of Directors recommends a vote FOR ratification of this appointment.

Principal Accountant Fees and Services

The following table sets forth the fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s consolidated annual financial statements for fiscal year 2006 and 2005, and fees for other services rendered by Ernst & Young LLP during those periods.

	2006	2005
Audit Fees (1)	$1,707,000	$1,460,000
Audit Related Fees (2)	$—	$9,000
Tax Fees (3)	$569,000	$274,000
All Other Fees (4)	$1,000	$3,000

Total	$2,277,000	$1,746,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filing requirements, including the audit of management’s assertion as to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. Of the total audit fees listed above $692,000 and $637,000 were billed as of December 31, 2006 and 2005, respectively.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not disclosed under “Audit Fees” above.
(3)	Tax Fees consist of fees billed for professional services rendered for federal, state and international tax compliance.
(4)	All other fees in fiscal 2006 and in 2005 relate to access to Ernst & Young LLP’s online research tool.

All engagements for services by Ernst & Young LLP or other independent accountants are subject to prior approval by the Audit Committee. However, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The prior approval of the Audit Committee was obtained for all services provided by Ernst & Young LLP in fiscal 2006.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance, or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next twelve months. An example of pre-approved services would be assistance to the Company in filing foreign statutory accounts or preparing foreign tax returns. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

During fiscal 2007, the Board of Directors of the Company held ten (10) meetings, including four meetings by telephone. Each incumbent director attended more than 95% of the aggregate number of meetings of the Board of Directors; and the meetings of the committees of the Board of Directors on which that Director served during 2006. It is the practice of the non-employee Directors to meet in executive session at every meeting of the Board, and it is the practice of the Audit Committee to meet in executive session with the Company’s internal audit manager after every meeting. Company policies do not require members of the Board of Directors to attend the Company’s annual meetings of shareholders. At the Company’s 2006 annual and special meeting of shareholders, Mr. Charles Winston, the then current but now former member of the Board of Directors, was in attendance.

The Board of Directors has an Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee and Technology Committee. Each Committee operates pursuant to a written charter that may be found on the Company’s website at http://www.gsig.com/investors/.

Audit Committee. The Audit Committee oversees the financial reporting process and the internal controls of the Company, reviews the financial statements of the Company and oversees the appointment and activities of the Company’s registered independent public accounting firm. The Audit Committee is currently composed of three (3) members, each of whom is “independent” or “unrelated” as defined in National Instrument 52-110—Audit Committees of the Canadian Securities Regulators and by The NASDAQ Stock Market’s Marketplace Rules. The Directors currently serving on the Audit Committee are Messrs. Black, Garrettson and Virgilio, with

Mr. Black serving as Chairman. The Audit Committee, with the Board of Directors’ ratification, has selected and appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Board of Directors has determined that Richard B. Black is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K of the United States Securities Act of 1933, as amended, serving on its Audit Committee. The Audit Committee operates under a written charter that is reviewed and updated at least annually by the Audit Committee and approved by the Audit Committee and the full Board of Directors. The Audit Committee held eight (8) meetings (including three meetings by telephone) during fiscal 2006.

Compensation Committee. The Compensation Committee reviews performance and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other equity awards. The Directors currently serving on the Compensation Committee are Messrs., Pond and Griffiths, and Ms Hatsopoulos with Ms Hatsopoulos serving as Chairman. The Compensation Committee held seven (7) meetings (including four meetings by telephone) during fiscal 2006. The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are independent as defined by NASDAQ Stock Market’s Marketplace Rules.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for the following: (a) identifying individuals qualified to become board members and recommending such individuals to the Board as director nominees; (b) developing and recommending to the board a set of corporate governance principles applicable to the Company; and (c) reviewing the qualifications of Directors eligible to become members of the different committees of the board, and recommending to the board director nominees for each committee; and (d) determining Board and Committee compensation. The Directors currently serving on the Nominating and Corporate Governance Committee are Messrs. Pond, and Virgilio and Ms Hatsopoulos, with Mr. Pond serving as Chairman. The Nominating and Corporate Governance Committee held five (5) meetings (including one meeting by telephone) during fiscal 2006.

The Nominating and Corporate Governance Committee and the Board of Directors have not established a formal process with regard to any director candidates recommended by shareholders. This is due to the following factors: (i) limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by a director or an officer of the Company. Under the Company’s By-Law Number 1, a shareholder may recommend a director nominee if the recommendation is signed by one or more holders of shares representing in the aggregate not less than 5% of the common shares of the Company entitled to vote at the shareholder’s meeting to which the nomination is to be presented. Any shareholder, as described in the preceding sentence, wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee and the full Board of Directors may do so by writing to the Secretary of the Company and providing the candidate’s name, biographical data and qualifications.

The criteria that the Nominating and Corporate Governance Committee has established regarding the minimum qualifications for committee-recommended nominees is available on the Company’s Web site at http://www.gsig.com/investors/, under the title of “Director Selection and Board Composition.” These criteria center on finding candidates who have the highest level of integrity, are financially literate, have motivation and sufficient time to devote themselves to Company matters and who have skills that complement the skills and knowledge of the current Directors. The nominees named in this management proxy circular are all incumbent Directors and have been selected and recommended by the current Board of Directors, including the President and Chief Executive Officer.

The Board has published director selection and board composition guidelines on its website. New directors must demonstrate the highest ethical standards, and have an understanding of developing technologies, market trends, quality systems and production processes. Candidates must also be willing to devote adequate time to develop an understanding of the Company’s unique products and businesses. The Board is committed to a policy of equal opportunity in who it recommends to shareholders as potential director candidates.

Currently, six of the seven Directors are independent, including the Chairman, Mr. Black.

In 2005, an Executive Search Committee was formed consisting of Messrs. Black, Garrettson, and Griffiths to direct the search for a new President and Chief Executive Officer. This Committee was dissolved when Sergio Edelstein, the current President and Chief Executive Officer, commenced employment with the Company on July 10, 2006. On this same date, this Committee was dissolved. The Executive Search Committee engaged the firm of GA Partners to identify and refer candidates to the Executive Search Committee in accordance with specific criteria provided.

Annually, the Nominating and Corporate Governance Committee reviews and approves a Board self-evaluation form. This form is distributed to each Board member at the end of the calendar year. Directors individually rate the total board as to its overall capability in certain specified important areas. The Board also assesses the presence of specified enabling factors that can assist the Board in carrying out its duties more effectively. Finally, the Board assesses its overall effectiveness in carrying out certain specified duties. The assessments are tabulated and distributed to the entire Board, where they are discussed in a group session. The results of the assessment are compared with the previous year and appropriate actions are taken to improve performance. In addition, the Nominating and Corporate Governance Committee evaluates its own performance and discusses the results with the full Board.

Technology Committee. The Technology Committee reviews, evaluates and makes recommendations to the Board regarding the Company’s major technology initiatives, including its research and development activities. The Committee also evaluates technical and market risks associated with new product development programs, and assesses both existing and new potential technology markets. The Committee currently consists of Phillip Griffiths (Chair), Garrett Garrettson and Sergio Edelstein. The Committee is assisted by Kurt Pelsue, Chief Technology Officer for the Company. The Technology Committee held five (5)meetings (including four meetings by telephone) during fiscal 2006.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has not established a formal process for shareholders to send communications to the Board of Directors and individual Directors due to the limited number of such communications historically. However, the names of all Directors are available to shareholders in this management proxy circular and on the Company website. If the Company receives any shareholder communication intended for the full Board of Directors or any individual Director, the Company will forward all such communications to the full Board of Directors or such individual Director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Company has the authority to discard the communication or take appropriate legal action regarding the communication. The Company has also established a confidential hotline for communication between Company employees and members of the Audit Committee.

COMMITTEE REPORTS

Report of the Audit Committee

The Audit Committee assists the Board of Directors by monitoring the accounting, financial reporting, data processing, regulatory and internal control environments and overseeing the appointment and activities of the Company’s registered independent public accounting firm, including the audit of the Company’s financial statements and its financial control systems. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The primary duties and responsibilities of the Audit Committee are to:

•

Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems on behalf of the Board of Directors and to report the results of the Audit Committee’s activities to the Board of Directors;

•	Appoint, evaluate and retain the Company’s registered independent public accounting firm each fiscal year;

•

Maintain direct responsibility for the compensation, termination and oversight of the registered independent public accounting firm’s performance and evaluate the registered independent public accounting firm’s qualifications, performance, and compensation;

•	Evaluate the Company’s quarterly financial performance, reporting and compliance with applicable laws and regulations;

•	Oversee management’s establishment and enforcement of financial policies; and

•	Provide an open avenue of communication among the registered independent public accounting firm, financial and senior management, and the Board of Directors.

The Audit Committee has:

•

Reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2006 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, including a discussion of the quality and effect of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•

Discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect and as amended by SAS No. 89 (Audit Adjustments) and SAS No. 90 (Audit Committee Communications), with Ernst & Young LLP, including the process used by management in formulating certain accounting estimates and the basis for the conclusions of Ernst & Young LLP regarding the reasonableness of those estimates;

•	Reviewed and discussed the results of the findings of Ernst & Young LLP relating to the Company’s internal control system, as mandated by the Sarbanes-Oxley Act of 2002; and

•

Met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

•	Met separately in executive session at least quarterly with the Company’s Chief Financial Officer, Chief Legal Officer and Director of Internal Audit.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), has discussed the independence of Ernst & Young LLP and considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence, and has satisfied itself as to the independence of Ernst & Young LLP.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the United States Securities and Exchange Commission.

The Audit Committee, with the ratification of the full Board of Directors, has also appointed and selected Ernst & Young LLP of Boston, Massachusetts as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2007.

Report submitted by: Richard B. Black (Chair), Garrett A. Garrettson and Benjamin J. Virgilio

Report of the Compensation Committee

The current members of the Compensation Committee are Messrs., Pond and Griffiths and Ms Hatsopoulos, all of whom are “independent” as defined by Rule 4200(a)(15) of the NASDAQ Stock Market’s Marketplace Rules.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis section with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the fiscal year ending December 31, 2006.

Report submitted by: Marina Hatsopoulos, Chair, Phillip Griffiths, Byron Pond

Report of the Nominating and Corporate Governance Committee

Statement of Corporate Governance Practices for NI 58-101 Purposes

The Board of Directors and senior management of the Company consider good corporate governance to be central to the effective operation of the Company. As part of the Company’s commitment to effective corporate governance, the Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, monitors changes in legal requirements and best practices. During the past year, there have been several changes to the corporate governance and corporate governance disclosure requirements applicable to the Company. Specifically, the Canadian Securities Administrators introduced in final form National Instrument 58-101—Disclosure of Corporate Governance Practices (the “National Instrument”) and National Policy 58-201—Corporate Governance Guidelines (the “National Policy”), both of which came into force on June 30, 2005. The Board of Directors and the Company have devoted significant attention and resources to ensuring that the Company’s system of corporate governance meets or exceeds applicable legal and stock exchange requirements. Set out below is a description of certain corporate governance practices of the Company, as required by the National Instrument.

Board of Directors

The National Policy recommends that boards of directors of reporting issuers be composed of a majority of independent directors. With six of seven Directors considered independent, the Board of Directors is composed of a majority of independent Directors. The six independent Directors are: Messrs. Richard B. Black, Phillip A. Griffiths, Byron O. Pond, Benjamin J. Virgilio and Garrett A. Garrettson and Ms. Marina Hatsopoulos. Dr. Sergio Edelstein, the Company’s President and Chief Executive Officer, has a material relationship with the Company and is therefore not independent. The Company has taken steps to ensure that adequate structures and processes are in place to permit the Board of Directors to function independently of management. The non-employee Directors hold executive sessions without management every Board meeting. In addition, and to ensure independence from management, Dr. Edelstein is requested to withdraw, where appropriate, from meetings of the Board of Directors and similarly from any meetings of Committees to which he may be invited.

The Company and the Board of Directors recognize the significant commitment involved in being a member of the Board of Directors. Accordingly, Directors notify the Chairman of the Board of a change in status including if they have begun serving on another corporate board of Directors or with any governmental advisory or charitable organization. The Nominating and Corporate Governance Committee is responsible for evaluating whether continued membership on the Board of Directors is appropriate. Currently, Messrs. Black, Garrettson, Griffiths, Pond, and Ms Hatsopoulos are Directors of the Company who serve on the boards of directors of other public and private companies as described in the biographies in the section of this management information circular titled “Election of Directors”.

With respect to the attendance of Directors at Board of Directors and committee meetings, please refer to the section of this management information circular titled “Board of Directors and Committee Meetings”.

Board Mandate

The Board of Directors is responsible for the overall stewardship of the Company. The Board of Directors discharges this responsibility directly and through delegation of specific responsibilities to committees of the Board of Directors, the Chairman of the Board and officers of the Company. The Board of Directors has established four committees to assist with its responsibilities: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Technology Committee. Each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Technology Committee has a charter defining its responsibilities. The Board of Directors does not have an executive committee. Please see additional disclosure relating to each of the Committees of the Board of Directors under the section of this management information circular titled, “Board of Directors and Committee Meetings” above.

Position Descriptions

The Board of Directors has developed position descriptions for the Chair of each committee of the Board of Directors. The Board of Directors has also developed a position description for the Chief Executive Officer of the Company.

Orientation and Continuing Education

Responsibility for orientation programs for new directors is assigned to the Nominating and Corporate Governance Committee. In this regard, the Nominating and Corporate Governance Committee’s duties include ensuring the adequacy of the orientation and education program for new members of the Board of Directors. The Chairman of the Committee reviews with each new member of the Board of Directors (i) certain information and materials regarding the Company, including the role of the Board of Directors and its committees and (ii) the legal obligations of a Director of the Company. The Nominating and Corporate Governance Committee is also responsible for arranging continuing education for Directors in order to ensure that Directors maintain the skill and knowledge necessary to meet their obligations as Directors.

Ethical Business Conduct

The Company has in place a Code of Ethics that applies to all Directors, officers, and employees. The Code of Ethics sets out in detail the core values and the principles by which the Company is governed and addresses topics such as: honest and ethical conduct and conflicts of interest; compliance with applicable laws and Company policies and procedures; public disclosure and books and records; use of corporate assets and opportunities; confidentiality of corporate information; reporting responsibilities and procedures; and non-retaliation.

The Nominating and Corporate Governance Committee is responsible for reviewing the Code of Ethics. The Company’s Human Resources Department is responsible for communicating the Code of Ethics to Directors, officers and employees. The Audit Committee monitors overall compliance with the Code of Ethics for the Directors, officers, and employees of the Company. All issues and concerns specifically related to accounting, internal financial controls and/or auditing will be reviewed and forwarded to the Audit Committee. A copy of the Code of Ethics is available on the Company’s Web site at http://www.gsig.com.

The Board of Directors and the Audit Committee have established a hotline to encourage employees, officers and Directors to raise concerns regarding matters covered by the Code of Ethics (including accounting, internal controls or auditing matters) on a confidential basis free from discrimination, retaliation or harassment.

In addition, in order to ensure independent judgment in considering transactions/agreements in which a Director/officer has a material interest, all related party transactions are approved by the independent Directors and all payments under related party transactions are approved by the Audit Committee.

Assessments

The Nominating and Corporate Governance Committee is responsible for assessing the effectiveness of the Board of Directors as a whole and the committees of the Board of Directors. Each Director is required to complete, on an annual basis, a written evaluation with respect to: (i) the performance of the Board of Directors; and (ii) the performance of committees. The Nominating and Corporate Governance Committee reviews the evaluations with the Chairman of the Board. The results of the evaluations are summarized and presented to the full Board of Directors.

Report submitted by: Byron O. Pond (Chair), Benjamin J. Virgilio, and Marina Hatsopoulos

Report of the Technology Committee

Purpose

The Board of Directors of the Company recognizes the central role of technology in enabling the Company to achieve its long-term strategic objectives. Accordingly, the Board of Directors has established the Technology Committee to review the Company’s technology development, and to advise the Board on strategic opportunities in the context of the Company’s strategic planning in both new and existing business and markets.

In carrying out the purpose set forth above, the Technology Committee:

(a) Reviews, evaluates and makes recommendations to the Board regarding the Company’s major technology plans and strategies, including its research and development activities, and evaluates technical and market risks associated with product development and investment.

(b) Assesses existing and potential new technology markets and makes recommendations to the Board with respect to the innovation and technology acquisition process to assure ongoing business growth.

(c) Advises on the development of measurement and tracking systems important to successful innovation.

(d) Monitors and evaluates future trends in technology that may affect the Company’s strategic plans, including monitoring of industry trends.

Report submitted by: Phillip Griffiths (Chair), Garrett Garrettson, and Sergio Edelstein

COMPENSATION DISCUSSION & ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

The following details the Company’s philosophy and policies regarding executive compensation, the process that is used to set executive compensation within the Company, the elements of the executive compensation program, and the role of the Compensation Committee of the Board of Directors of GSI Group Inc. (“the Committee”) and the executive staff in setting executive compensation. In this section, the use of the terms, “we”, “our”, “us” and the “Committee” refers to the Compensation Committee unless otherwise specified.

The Compensation Committee

The Compensation Committee is responsible for setting, implementing and monitoring the Company’s executive compensation policy, subject to the ultimate authority of the Board of Directors. The Committee works with the CEO and, where appropriate, outside consultants, HR representatives and the General Counsel on compensation issues. The compensation policy seeks to further important strategic Company goals and to incentivize and retain a highly qualified executive team with the ultimate goal of building long-term shareholder value.

Committee Members and Independence

The current members of the Committee are Marina Hatsopoulos (Chair), Byron O. Pond and Phillip Griffiths. Between January—July 2006, the members of the Committee were Benjamin Virgilio (Chair), Marina Hatsopoulos and Byron Pond. Committee assignments changed as of the July 2006 Board of Directors meeting pursuant to the annual recommendations of the Nominating and Governance Committee. Mr. Pond is the Chair of the Nominating and Governance Committee. Each member of the Compensation Committee from January 2006 through the present has been qualified as independent under NASDAQ listing standards and following an annual independence review performed by the Nominating and Governance Committee.

Role of the Committee

The Committee operates pursuant to a written Charter. The Charter sets forth the Committee’s purpose, authority and responsibilities, and procedures. The Charter is reviewed and approved by the Board of Directors, and is available for review at the Investor Relations section of the Company’s website (www.gsig.com).

In summary, the Committee’s responsibilities include:

•	To review and approve the compensation policies of the Company generally;

•	To annually review and evaluate the performance of the Company’s senior managers, including the CEO;

•	To annually review and recommend to the Board of Directors the compensation for the Company’s senior managers, including the CEO;

•	To annually review and approve the annual and long-term compensation-based performance objectives for the Company’s senior managers, including the CEO;

•	To annually review and make recommendations to the Board of Directors with respect to grants under the Company’s incentive compensation and equity-based compensation plans.

•	To annually review the Compensation Discussion and Analysis section of the Company’s annual proxy statement.

The Committee meets as often as the Chair deems appropriate and not less than four times per year. In 2006, the Committee met ten times, including one telephonic meeting. The Committee reports its actions and recommendations to the full Board of Directors at each quarterly Board meeting. The Committee meets in executive session, and where appropriate, with members of management, including the CEO, outside consultants, HR representatives and the General Counsel. The Committee typically receives study materials in advance of each meeting. Depending on the agenda, these materials may include:

•	Financial reports

•	Individual performance reports

•	Stock ownership and option holding reports

•	Peer group compensation data

•	Individual compensation tally sheets

External Peer and Survey Data

The Committee is authorized to retain such outside consultants and advisors as it deems appropriate in its sole discretion. During 2006, the Committee retained Pearl Meyer and Associates as an outside compensation consultant to advise it in connection with developing a compensation package for Sergio Edelstein, and to provide survey data in connection with annual executive compensation reviews. In addition, at the Committee’s request, the Company engaged Pearl Meyer in regard to developing stock ownership guidelines. Going forward, the Committee has requested that the Company not retain Pearl Meyer for other projects to insure Pearl’s independence in connection with advising the Committee. In addition, the Company subscribes to the Radford Compensation Survey and makes that data available to the Committee as well. For purposes of executive compensation during 2006, Pearl Meyer identified 13 Peer Group companies including:

• Axsys Technologies	• Coherent
• CyberOptics	• Cymer
• Electro Scientific Industries	• FEI Company
• II-VI Incorporated	• Keithley Instruments
• MRV Communication	• Newport Corporation
• Rofin-Sinar Technologies	• Veeco Instruments
• Zygo Corporation

The Peer Group is compared to GSI in the following table:

Company	Revenue ($M)	Market Cap ($M)
GSI Group Inc.	$313.6	$405.9	*
Peer Group 25th Percentile	$142.2	$280.2
Peer Group 50th Percentile	$287.7	$634.5
Peer Group 75th Percentile	$403.7	$716.9

*	Market cap as of NASDAQ market close on December 29, 2006

The Peer Group is subject to change from year to year based on changes in relative size, capitalization and other factors. During 2006, Pearl Meyer also provided the Committee with CEO compensation data from both the Peer Group and also from a second group of technology companies (the Technology Group) in the $300 – $600 Million market capitalization range. The Technology Group included:

• Applied Micro Circuits Corp.	• Atari Inc.
• Genesis Microchip Inc.	• Informatica Corp.
• Magnetek Inc.	• Manhattan Associates Inc.
• Openwave Systems Inc.	• RCN Corp.
• Transaction Systems Architects Inc.

The Committee looks at multiple compensation data sets because the Company operates under a hybrid business model that includes both systems businesses (semiconductor wafer processing, circuit trimming, and paste inspection) and component technology businesses (galvanometers, encoders, high speed spindles, and lasers). Because the Company competes against systems manufacturers, laser manufacturers, and component manufacturers in differing markets with differing market dynamics, it is difficult to capture a single peer group that faithfully tracks against the Company.

Peer Group compensation data from Pearl looked first to proxy disclosures by Peer Group members by title or functional position. If a functionally equivalent position was disclosed, the Committee used the compensation data in its survey. If there was no functionally equivalent position disclosed, or where there was insufficient match data, Pearl ranked salaries and then applied the rankings against internal GSI executive positions on a best fit basis. For GSI divisional manager, Pearl looked at compensation data for CEOs with company annual revenues less than $150 million. Where possible, data was normalized to reflect unique grant situations (e.g., new hires, bi-annual grants, etc.).

The Committee does not believe it is appropriate to set executive compensation levels based exclusively on compensation surveys and benchmarking. Rather, the Committee and the CEO use these surveys and benchmarking as tools for internally confirming that the Company’s executive compensation program is, in the aggregate, reasonable in scope, market-competitive, and consistent from year to year. Other important factors that drive compensation decisions include individual qualifications and expertise, responsibility, annual individual performance, salary history and requirements of new hires, particular industry and market conditions within a business set, and executive performance as a group against both annual and long-term goals and the long term retention of a qualified management team. Finally, the Committee measures performance against the executive team’s success in building shareholder value.

Executive Compensation Philosophy

The executive compensation program is intended to align the interests of management and the shareholders by rewarding performance against strategic objectives that will help to build long-term shareholder value. The following principles guide the company’s executive compensation program.

1. Executives who perform should expect to receive a fair salary that is commensurate with market conditions. Historically, the Company has looked to establish salary structures that are around the mean of the Company’s peers.

2. Bonuses and equity grants are intended to reflect a pay for performance culture. Absent unusual circumstances, performance-based grants should measure performance over multiple years to encourage building long-term growth over short-term profit enhancements.

3. Performance shall be measured primarily against a mix of annual and long–term objective financial criteria that include a mix of absolute measures (e.g., profitability goals) and relative measures (e.g., market share, performance relative to peers, etc.).

4. Equity grant metrics should not be revised after the grant date absent unusual circumstances that make application of the metrics substantially unfair to participants.

5. Equity grant metrics should fairly account for the effects of single events such as acquisitions and reorganizations.

6. Total compensation is a function of individual responsibility within the Company, and the ability to contribute meaningfully to the strategic growth of the Company.

7. More highly compensated executives have more significant portions of their total compensation package tied directly to performance-based metrics.

8. Total compensation should be sufficiently competitive to allow the Company to attract the best possible candidates and to motivate them to meet or exceed performance metrics that will build long-term shareholder value.

9. Equity-based performance metrics should not target short-term goals or short-term financial enhancements unless those goals are also congruent with building long-term shareholder value.

In applying the above principles, the Committee seeks to maintain the highest quality management team possible, and to build management’s long term commitment to the Company through a compensation program that provides appropriate long term incentives built on concrete, objective financial and strategic goals.

Elements of Executive Compensation

Executive compensation at the Company is comprised of base salary, annual incentive compensation, equity-based compensation, perquisites and retirement benefits. In selected instances, compensation can also include special incentive compensation and severance benefits. Compensation benefits vary between executives based on the Committee’s determination as to what is appropriate under the policies set forth above. Each element is discussed below:

Base Salary: Base salary is compensation for services rendered in the job that the executive was hired to perform. In setting base salary, the Company considers qualifications and experience, prior employment (including historical compensation), industry knowledge, scope of responsibilities (including potential growth in responsibilities), individual performance, quality of leadership, internal pay equity, survey data, and tax deductibility. No specific weighting is applied to the factors. Salaries are set once per year as part of the compensation review process. Merit increases to salaries are based on individual performance and peer group data.

Annual Cash Bonus Incentive: Annual incentive cash compensation is an opportunity to earn additional cash compensation based on individual and executive group performance. The CEO is primarily responsible for setting executive incentive compensation for subordinate officers, and the Committee is primarily responsible for setting the CEO’s incentive compensation. Compensation is earned based on meeting individual performance goals tailored to the executive’s role in the Company. Cash bonuses are intended to be earned based on performance against goals which are difficult for participants to achieve, but are fair. Goals are primarily weighted to company-wide financial performance, and to a lesser extent against personal performance goals. In 2006, 70% of the cash bonus opportunity was measured against operating profit, and 30% was measured against personal goals. Performance criteria are determined annually by the CEO and the Compensation Committee.

Equity-Based Compensation: The Company uses equity-based compensation to align executive compensation with long-term goals that enhance shareholder value. Equity grants are also intended to incentivize an executive to remain with the Company over the long term by allowing the executive to earn shares over a multi-year vesting period. Since 2006, the Company has not granted any stock options, opting instead to issue time and performance-based restricted stock grants. The time-based grants are intended to guarantee that an executive can build equity in the Company in exchange for continuous service during the vesting period. Performance-based restricted stock grants are intended to reward the executive team as a whole for accomplishing financial goals that enhance shareholder value. The Company established operating income targets in the 2006 Incentive Compensation Plan. For 2007 grants, the Company has expanded performance metrics to include both operating income and revenue growth.

Perquisites and Retirement Benefits: Executives receive perquisites including, in various cases, a car allowance, tax preparation fee reimbursement, disability insurance, and other benefits, all of which are detailed in Summary Compensation Table below.

Management Retention Agreements: In June 2006, the Company entered into retention agreements with all of its senior executives. Under these agreements, executives who remain with the Company for the 12 months ending June 2007 will be eligible for a one-time bonus of $100,000. The Committee deemed the Agreements in the best interest of the Company because Charles Winston, the long-time CEO, was retiring. The Committee believed that retaining the existing management through the CEO transition period was critical for the successful transition to a new CEO. The Committee has no plan to continue this retention program after June 2007.

Deferred Compensation Plans: Prior to 2006, the Company offered deferred compensation plans to selected individuals at the Company. As of 2006, the only executive with a deferred compensation plan was Charles Winston. Under Mr. Winston’s deferred compensation plan, he had the opportunity to elect to defer compensation payments, and to receive market rate interest from the Company on his deferred income account. No other executives have deferred compensation plans.

CEO Compensation

In August 2005, the Board of Directors formed a CEO Search Committee. The members of the Committee included Garrett Garrettson, Richard Black and Phillip Griffiths. The Committee retained GA Partners, an executive search firm, to assist it in identifying and vetting outside candidates for the position. The search was conducted on a nation-wide basis and a number of candidates from across the country were considered. The position required that the individual relocate to the greater Boston area. The Committee and GA Partners met with all candidates for the CEO position. The Committee met telephonically on 41 separate occasions between August 2005 and June 2006. The Committee, with the assistance of the search firm, identified and interviewed multiple candidates, ultimately narrowing the selection to three outside candidates and one internal candidate. Each member of the Board of Directors interviewed each of the finalists at least once. The three outside finalists and all of the internal candidates were also psychologically profiled. After considering all of the information, the Committee ultimately recommended Mr. Edelstein to the full Board as the most qualified candidate for the position. Mr. Edelstein was living and working in California at the time. With the Board’s approval, the Committee then negotiated Mr. Edelstein’s compensation package.

Mr. Edelstein entered into an employment letter agreement with the Company on June 3, 2006. Mr. Edelstein’s employment letter sets forth the following compensation elements: salary, annual bonus opportunity, sign-on equity grant, annual long term incentive plan (LTIP) opportunity and perquisites. The Compensation Committee, working in conjunction with a CEO Search Committee made up of other Board members, negotiated the terms of Mr. Edelstein’s agreement. The Committee was guided in negotiating Mr. Edelstein’s agreement by: benchmarking data; the Company’s existing CEO compensation program; Mr. Edelstein’s salary history; and input from GA Partners. The terms of Mr. Edelstein’s compensation are set forth in the notes to the Summary Compensation Table following this section.

On July 10, 2006, the Company changed its President and CEO. From January to July, 2006, Charles Winston was the Company’s President and CEO. On July 10, 2006, Mr. Edelstein succeeded Mr. Winston as President and CEO. Mr. Winston had previously executed a three-year employment agreement with the Company on January 1, 2004. Under the terms of the 2004 agreement, Mr. Winston held the CEO position until December 31, 2006, with a right thereafter to part-time employment for the two years at 50% of his base pay. Because the Board believed it was in the best interest of the Company to place a new CEO before the end of the calendar year, the Committee negotiated an early termination of Mr. Winston’s contract. Under the terms of this agreement, Mr. Winston will remain as a part-time employee for the two years ending December 2008. The terms of Mr. Winston’s 2006 transition agreement are set forth in the notes to the summary compensation tables following this section.

The Compensation Calendar

The standard compensation cycle calls for the CEO to present a draft strategic plan presentation to the Committee at the October Committee meeting. The presentation includes a draft three-year strategic plan and draft long-term incentive plan (LTIP). Based on Committee feedback, a final Strategic Plan and LTIP Proposal is submitted for approval at the December Board of Directors meeting. Starting in January, the Compensation Committee solicits private CEO performance feedback from each member of the executive staff and the Board of Directors. The CEO submits a self evaluation which is circulated and discussed by the Committee members. At the February Committee meeting, the CEO provides the Committee with a detailed executive team compensation proposal, including performance reviews for the prior year, proposed bonus payouts based on performance, new objectives for the coming year and proposed LTIP grants. In advance of the meeting, the Committee is provided with individual compensation tally sheets, individual performance reviews, and annual compensation survey data. Based on Committee approval and recommendation, individual compensation packages for the coming year are then approved and presented at the February Board of Directors meeting. As part of this process, management completes individual performance reviews in January, which are used to calculate bonus and incentive compensation payments. Those recommendations are presented to the Committee in February for approval. In the event that payments are contingent upon meeting a financial goal, payments are made only after the audited year-end financial results are released in March.

Tax and Accounting Implications

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that a company may not deduct compensation in excess of $1 million per annum that is paid to a defined group of executives. The Company has determined that compensation paid under the various executive compensation plans during fiscal year 2006 is deductible for federal income tax purposes.

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with FASB Statement 123(R). In December 2005, the Board of Directors voted to accelerate all outstanding executive and non-executive options. Executives and directors who received the benefit of the acceleration additionally entered into agreements restricting their ability to sell option shares. The Board took the above steps to avoid the accounting impact of FASB123(R). Since December 2005, all equity grants have been made in the form of restricted stock grants.

COMPENSATION TABLES

The following table sets forth information with respect to the compensation earned during the fiscal year ended December 31, 2006 by the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company who received annual compensation in excess of $100,000 (collectively, with the Chief Executive Officer, the “Named Executive Officers”).

Summary Compensation Table

This table summarizes the total compensation paid to or earned by each of the Named Executive Officers (NEOs) listed below for the fiscal year ending December 31, 2006. The NEOs include the CEO and the four other highest paid executive officers who served during 2006. In 2006 only, the Company reports two CEO compensation histories, reflecting the CEO transition in July 2006. Compensation reported in this table includes all cash, equity and perquisites paid out to each of the NEOs in 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(f)	(h)	(j)		(k)
Charles Winston President & CEO	2006	500,000		370,000	6,462 8,500 7,900 5,664	[1] [2] [3] [6]	898,526

					Total: 28,526

Sergio Edelstein President & CEO	2006	219,231	292,979	201,044	5,538 8,500 90,685	[1] [2] [5]	817,977

					Total: 104,723

Robert Bowen Vice President & CFO	2006	290,000	69,591	142,535	8,700 8,500 13,839	[1] [2] [6]	533,165

					Total: 31,039

Nino Federico Vice President & General Manager	2006	240,000	63,264	181,200	8,500	[2]	492,964

Daniel Lyne Vice President & General Counsel	2006	250,000	42,175	130,650	8,700 8,500 1,500 7,642	[1] [2] [3] [6]	449,167

					Total: 26,342

Thomas Swain Vice President, Finance	2006	275,000	0	114,594	8,700 8,500 1,124	[1] [2] [4]	407,918

					Total: 18,324

[1]	Car Allowance
[2]	Company 401K Match
[3]	Tax Preparation
[4]	Car Insurance
[5]	Relocation
[6]	Supplemental Long Term Disability

On July 10, 2006, the Company’s then President & CEO, Charles Winston, resigned from this position and the Company hired a new President & CEO, Sergio Edelstein. The difference in salary between Mr. Winston and Mr. Edelstein is due to the fact that Mr. Edelstein was employed by the Company for only half of the year. After the date of his resignation as President & CEO, Mr. Winston has continued on as an employee of the Company pursuant to his Transition Agreement.

All Stock Awards made in 2006 were made pursuant to the Company’s 2006 Equity Incentive Plan. All the Stock Awards made in 2006 were restricted stock granted at the closing price of the Company’s stock on NASDAQ on the date of the grant. The amount indicated in the Stock Awards column is the proportionate amount of the restricted stock grants made in 2006 subject to time vesting and/or the meeting of performance criteria calculated in accordance with SFAS 123R . The assumptions used by the Company in valuing the Stock Awards are explained in the footnotes to the Company’s annual report. Details of the restricted stock granted to each officer in 2006 are contained in the narrative to the Grants of Plan-Based Award Table below.

All amounts contained in the Non-Equity Incentive Plan Compensation column represent annual cash bonuses paid on the basis of the attainment of performance targets set in the first quarter of 2006 for completion by the end of fiscal year 2006. The targets are a combination of operating metrics and specific individual goals as described in the Compensation Discussion and Analysis section of this Proxy Statement.

Grants of Plan-Based Awards

This table reports on all plan-based grants to NEOs during 2006. The footnotes to the Table provide the detail for each grant.

Name	Grant Date	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards[16]		All Other Stock Awards: Number of Shares of Stock or units (#)
		Target ($)
(a)	(b)	(d)		(b)
Charles Winston		370,000	[1]
Sergio Edelstein		201,044	[2]
	7/10/2006			380,190	[3]
Robert Bowen		142,535	[4]
		100,000	[5]
	5/18/2006			38,940	[6]
Nino Federico		181,200	[7]
		100,000	[8]
	5/18/2006			35,400	[9]
	7/24/2006			25,000	[10]
Daniel Lyne		130,650	[11]
		100,000	[12]
	5/18/2006			23,600	[13]
	7/24/2006			50,000	[14]
Thomas Swain		114,594	[15]

[1]	Annual Cash Bonus as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
[2]	Annual Cash Bonus as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
[3]

Comprised of time based and performance based restricted shares as detailed in the narrative accompanying this table, granted to Mr. Edelstein upon his commencement of employment on 7/10/2006. This is referred to in the narrative as the “7/10/2006 Grant”.

[4]	Annual Cash Bonus as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
[5]	Retention Bonus described in the narrative accompanying this table.
[6]

Comprised of a grant on 5/18/2006 of 9,900 restricted shares which vest in equal amounts over a three year period on 3/10/2007, 3/10/2008, and 3/10/2009; and 29,040 shares are subject to vesting upon the achievement of pre-determined performance targets as detailed in the narrative accompanying this table. This is referred to in the narrative as the “5/18/2006 Grant”.
[7]	Annual Cash Bonus as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
[8]	Retention Bonus as described in the narrative accompanying this table.
[9]

Comprised of a grant on 5/18/2006 of 9,000 restricted shares which vest in equal amounts over a three year period on 3/10/2007, 3/10/2008 and 3/10/2009; and 26,400 shares are subject to vesting upon the achievement of pre-determined performance targets as detailed in the narrative accompanying this table.

[10]

Comprised of a grant of restricted shares on 7/24/2006 subject to vesting for fiscal years 2006, 2007, and 2008 upon achievement of performance targets as detailed in the narrative accompanying this table. This is referred to in the narrative as the “7/24/2006 Grant”.

[11]	Annual Cash Bonus as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
[12]	Retention Bonus as described in the narrative accompanying this table.
[13]

Comprised of a grant on 5/18/2006 of 6,000 restricted shares which vest in equal amounts over a three year period on 3/10/2007, 3/10/2008 and 3/10/2009; and 17,600 shares are subject to vesting upon the achievement of pre-determined performance targets as detailed in the narrative accompanying this table.

[14]	Comprised of restricted shares on 7/24/2006 subject to vesting for fiscal years 2006, 2007, and 2008 upon achievement of performance targets as detailed in the narrative accompanying this table.
[15]	Annual Cash Bonus as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
[16]	All amounts in this column refer to either the Annual Cash Bonus or Retention Bonus. Neither of these amounts have a threshold or maximum amount or equivalent.

The 7/10/2006 Grant referred to in footnote 3 consists of:

•	174,057 restricted shares which vest in annual equal amounts commencing on 7/10/2007, 7/10/2008, and 7/10/2009; and

•	150,000 restricted shares which vest based upon the achievement of identified targets for revenue growth and operating income growth measured during the calendar years 2007 through 2009; and

•	56,133 restricted shares which use the following criteria as measured during the calendar year 2006:

Operating Income %	% of Restricted Shares Vested
9%	30%
9.5%	66%
10%	100%

Any portion of the 56,133 restricted shares that are attained under the above performance criteria shall then vest in three equal annual installments commencing on July 10, 2007.

All restricted shares in the 7/10/2006 Grant have been pro-rated from July 10, 2006 through December 31, 2006.

Where “Operating Income” is net of all incentive programs, including transitioning CEO and CFO, accounting charges related to equity grants, and other expenses that may occur, except for the following which shall not be considered expense: (1) up to $475,000 of expenses related to ETI foreign tax credit program and (2) compensation for the new CEO and (3) $264,000 of non-cash expense related to the Company’s 2006 stock option review.

The Retention Bonus referred to in footnotes 5, 8, and 11 is a lump sum payment made to the executive if he remains in his current position during the twelve months following the commencement of Mr. Edelstein’s employment on July 10, 2006 (“Retention Term”). The executive shall also receive this lump sum payment in the event that his employment with the Company is terminated without cause during the Retention Term. “Cause” is defined as a good faith finding by the Board of Directors of the Company of: (1) gross negligence or willful misconduct by the executive in connection with the effective discharge of his duties; (2) failure of the executive to perform the duties and responsibilities required of his position, after not less than two written notices and an opportunity to cure; (3) misappropriation by the executive for his or her personal benefit any business opportunity of the Company or its affiliates; (4) embezzlement or other financial fraud committed by the executive; (5) the executive knowingly allowing any third party to commit any of the acts set forth in points (3) and (4); (5) the executive’s indictment and subsequent conviction of, or entry of a plea of no contest to, any crime involving his or her business practices.

The 5/18/2006 Grant of performance based restricted shares in footnotes 6, 9, and 13 shall be measured as follows during 2006:

Operating Income %	% of Restricted Shares Vested
9.0%	30%
9.5%	66%
10.0%	100%
10.5% or greater	126%

Any portion of the 5/18/2006 Grant that is attained under the performance criteria above shall then vest in three equal annual installments commencing on March 10, 2007 except in the event that 10.5% or greater of the Operating Income is achieved. In this event, 26% of the performance based restricted shares would have vested 100% on March 10, 2007 with the remaining performance based restricted shares vesting in three equal annual installments commencing on March 10, 2007.

The 7/24/2006 Grant of performance based restricted shares was the result of the Compensation Committee’s modification of 2005 awards from cash to restricted stock. These shares as noted in footnotes 10 and 14 shall vest upon achievement of the Operating Profit targets below as measured in the years 2006, 2007, and 2008:

Annual Operating Profit %	% of Restricted Shares Vested
14.5%	25%
15.0%	50%
16.0%	75%
17.0% or greater	100%

Once restricted shares are vested, future vesting of restricted shares is reduced by the amount already vested, the total cannot exceed 100% over the vesting period.

In 2006, no restricted shares vested under the 7/24/2006 Grant, and therefore no expense was recognized.

Outstanding Equity Awards at Fiscal Year-End

This table shows the status of all equity-based grants held by each NEO during 2006. The Table includes data regarding both options granted prior to 2006 and restricted stock grants in 2006.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(e)	(f)	(g)		(h)	(i)		(j)
Charles Winston	168,375	14.66	3/11/2008
	191,291	8.93	4/17/2007
	50,000	8.35	2/26/2008
	190,000	10.09	9/3/2010
Sergio Edelstein				174,057	[1]	1,686,612	206,133	[2]	1,997,429
Robert Bowen	50,000	10.93	12/16/2011
				9,900	[3]	95,931	29,040	[4]	281,398
Nino Federico	25,000	9.51	5/29/2008
	15,000	4.31	4/29/2009
	40,000	10.09	9/3/2010
				9,000	[5]	87,210	26,400	[6]	255,816
							25,000	[7]	242,250
Daniel Lyne				6,000	[8]	58,140	17,600	[9]	170,544
							50,000	[7]	484,500
Thomas Swain	2,694	6.77	3/19/2007
	2,694	14.66	3/11/2008
	95,500	8.93	4/17/2007
	100,000	8.35	2/26/2008
	15,000	4.31	4/29/2009
	80,000	10.09	9/3/2010

[1]	Time based restricted shares detailed in the 7/10/2006 Grant in the narrative of the Grants of Plan-Based Award Table.
[2]	Performance based restricted shares detailed in the 7/10/2006 Grant in the narrative of the Grants of Plan-Based Award Table.
[3]	Time based restricted shares detailed in footnote 6 of the Grants of Plan-Based Award Table.
[4]	Performance based restricted shares detailed in footnote 6 of the Grants of Plan-Based Award Table.
[5]	Time based restricted shares detailed in footnote 9 of the Grants of Plan-Based Award Table.
[6]	Performance based restricted shares detailed in footnote 9 of the Grants of Plan-Based Award Table.
[7]	Performance based restricted shares detailed in the 7/24/2006 Grant in the narrative of the Grants of Plan-Based Award Table.
[8]	Time based restricted shares detailed in footnote 13 of the Grants of Plan-Based Award Table.
[9]	Performance based restricted shares detailed in footnote 13 of the Grants of Plan-Based Award Table.

Option Exercises and Stock Vested

As reflected below, Mr. Winston was the only NEO who exercised options in 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
(a)	(b)	(c)
Charles Winston	94,290	$711,889.50
	150,000	$697,500.00
	17,535	$70,490.70
	33,675	$102,035.25
	41,174	$165,519.48

No NEO had restricted stock vest during 2006.

Transition Agreement

Effective July 10, 2006, Charles Winston resigned as President and Chief Executive Officer of the Company, and on July 25, 2006, Mr. Winston resigned as a Director of the Company. On July 24, 2006, Mr. Winston and the Company executed a transition agreement with the following terms:

•	Mr. Winston will continue to be employed by the Company on a part-time basis through December 31, 2008.

•	For 2006 Mr. Winston continued to receive his salary and bonus as set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table.

•	Mr. Winston shall receive an annual salary of $250,000 in 2007 and an additional $250,000 in exchange for forfeiting the right to earn 100,000 performance shares under a long term incentive plan,

•	Mr. Winston shall receive an annual salary of $250,000 in 2008 and an additional $250,000 in 2008 in exchange for terminating his long-term 100,000 performance share opportunity

•	Mr. Winston will continue to be eligible for medical benefits through December 31, 2008 and will continue to be eligible to vest existing stock options over the same period.

•	Mr. Winston will be provided up to $7,000 per year of reimbursement for tax planning assistance in each of 2007 and 2008.

•	Mr. Winston will no longer be eligible for vacation, life or disability insurance, car allowance or any other employee benefits.

Termination Agreement

Robert Bowen and the Company executed an agreement whereby Mr. Bowen shall continue his salary and benefits for a period of twelve (12) months in the event that the Company terminates his employment without cause within eighteen (18) months of December 15, 2005, the date he commenced his employment with the Company. Mr. Bowen was offered this agreement by the Company due to the potential risk to Mr. Bowen’s tenure in accepting the CFO position when the Company was searching for a new President and CEO. The termination benefit expires on June 14, 2007.

Executive Retirement and Severance Benefits Agreement

Thomas Swain executed an Executive Retirement and Severance Benefits Agreement with the Company on January 17, 2005. This Agreement provides the following benefits:

1. If the Executive reaches the age of sixty (60) and has a minimum of fifteen (15) years service with the Company, then such Executive can elect to retire, provided a notice to such effect is provided to the

CEO not less than one (1) year prior to the date of retirement specified in the notice. In such an event, the Executive will receive the following retirement benefits, provided that the Executive continues to comply with any post-retirement obligations such Executive has to the Company: 1) the Executive may elect for the Company to retain the Executive for part-time employment for up to three (3) years from the Executive’s retirement date, and such part-time employment shall not be more than fifty percent (50%) of full-time; 2) continued health and dental group benefits to the Executive and the Executive’s family at the same level as was provided to the Executive as of the Executive’s retirement date; and 3) all stock options granted to the Executive prior to such retirement shall continue to vest during the period of such part-time employment. If the Executive retires and chooses any of these retirement benefits, such Executive will not be eligible for termination benefits (as described below).

2. If the Executive is terminated by the Company for any reason other than death, disability, or Cause (all as defined in the Agreement) or the Executive terminates his or her employment with the Company for Good Reason (as defined in the Agreement), then the Executive shall receive the following termination benefits: 1) eighteen (18) months of base salary, and 2) continued health and dental group benefits to the Executive and the Executive’s family at the same level as was provided to the Executive as of the Executive’s termination date for the earlier of two (2) years or employment by another company which provides health and dental insurance benefits to the Executive. These termination benefits are conditioned upon the Executive signing a release of claims and compliance with all post-termination obligations the Executive has to the Company. No such benefits are available upon the resignation (other than for good cause) or retirement of the Executive.

3. Upon the death of the Executive, the Executive’s heirs will be entitled to receive the Executive’s termination benefits in point 2 above provided such heirs sign a release of claims as described in the Agreement.

4. During either (i) the Executive’s part-time employment and for a period of one year thereafter, or (ii) during the period that the Executive is eligible to receive termination benefits and for a period of one year thereafter, the Executive is prohibited, without the Company’s prior written consent, from competing with the Company or soliciting employees from the Company.

5. All claims for any benefits under the Agreement shall be determined by the Board of Directors of the Company. All disputes shall be settled exclusively by binding arbitration in Boston, Massachusetts, U.S.A.

The form of the Severance Agreements was filed with the SEC on February 16, 2005 and can be accessed through the Company’s website at www.gsig.com.

Mr. Swain has elected, and the Board of Directors has approved, Mr. Swain’s election in his Retirement Notice to remain a part-time employee following his date of retirement on July 1, 2007.

Nonqualified Deferred Compensation

The following table shows that no NEO deferred any compensation in 2006 and the only amount showing is the balance of deferred compensation for year end 2006.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)		(e)	(f)
Charles Winston	0	0	200,632	[1]	0	2,647,193	[2]

[1]	Represents interest earned as described below, and is not included in Mr. Winston’s compensation in the Summary Compensation Table.
[2]

Except for aggregate interest totaling $913,700, the remaining amount in the Aggregate Balance column, $1,733,483, has been reported as compensation to Mr. Winston in the Summary Compensation Table in previous years.

Under the Company’s Deferred Compensation program, interest for any deferred compensation has always been paid on a quarterly basis at the prime rate of interest charged by the Federal Reserve Bank.

Mr. Winston is the only NEO who has participated in the Company’s Deferred Compensation program. This program allows for both base salary and/or compensation other than base salary to be deferred up to 100%. Deferred compensation is then paid out in an amount equal to 1/10 of the balance for a period of nine years. At the discretion of the Board of Directors, payment may be accelerated in such amounts and at such times as the Board determines.

The Company’s Deferred Compensation program has been closed to new participants since January 1, 2006.

Director Compensation

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Total ($)
(a)	(b)	(c)	(h)
Richard Black[1]	99,250	4,537	103,787
Garrett Garrettson[2]	60,500	4,537	65,037
Philip Griffiths[3]	59,000	4,537	63,537
Marina Hatsopoulos[4]	47,625	4,537	52,189
Byron Pond[5]	48,000	4,537	52,537
Benjamin Virgilio[6]	46,875	4,537	51,412

[1]	Outstanding equity awards at year end: 50,000 options, 5,400 restricted shares that vest in three equal annual installments beginning on September 22, 2007.
[2]	Outstanding equity awards at year end: 50,000 options, 5,400 restricted shares that vest in three equal annual installments beginning on September 22, 2007.
[3]	Outstanding equity awards at year end: 90,000 options, 5,400 restricted shares that vest in three equal annual installments beginning on September 22, 2007.
[4]	Outstanding equity awards at year end: 50,000 options, 5,400 restricted shares that vest in three equal annual installments beginning on September 22, 2007.
[5]	Outstanding equity awards at year end: 40,000 options, 5,400 restricted shares that vest in three equal annual installments beginning on September 22, 2007.
[6]	Outstanding equity awards at year end: 50,000 options, 5,400 restricted shares that vest in three equal annual installments beginning on September 22, 2007.

The Chairman of the Board receives an annual fee of $39,750. The Committee chairperson for the Audit Committee receives an annual fee of $5,500. The Committee chairperson for the Compensation Committee and Corporate Governance Committee each receive an annual fee of $3,000. The Committee chairperson for the Technology Committee and the 2006 CEO Search Committee, each received an annual fee of $2,000. In addition, fees are paid for each meeting in the amount of $1,500 per meeting with teleconference meetings being $750 per meeting.

From January 1, 2006 through July 26, 2006, Mr. Charles Winston served as a Director of the Company while employed by the Company as the President and Chief Executive Officer. Mr. Winston received no additional compensation for serving as a Director. Likewise, Mr. Sergio Edelstein, the Company’s successor to Mr. Winston and its current President and Chief Executive Officer, also serves as a Director of the Company. Mr. Edelstein receives no additional compensation for serving as a Director.

All Stock Awards made in 2006 were made pursuant to the Company’s 2006 Equity Incentive Plan. All the Stock Awards made in 2006 were restricted stock granted at the closing price of the Company’s stock on NASDAQ on the date of the grant. The amount indicated in the Stock Awards column is the proportionate amount of the restricted stock grants made in 2006 subject to time vesting calculated in accordance with SFAS 123R . The assumptions used by the Company in valuing the Stock Awards are explained in the footnotes to the Company’s annual report.

The timing and pricing of the Stock Awards is discussed in the Compensation Discussion and Analysis section of the Proxy Statement.

EQUITY COMPENSATION PLANS

The Company has several stock option plans most of which were adopted in conjunction with the merger of General Scanning, Inc. and Lumonics in 1999. The principal plans under which stock options are outstanding are the 1992 Stock Option Plan of GSI (“1992 Option Plan”) and the 1995 Stock Option Plan of Lumonics, Inc., as subsequently amended (“1995 Award Plan”). The company also has a small number of outstanding warrants for the purchase of common stock issued to under the 1995 Directors’ Warrant Plan of GSI. In May 2006, the shareholders approved the adoption of the 2006 GSI Group Inc. Equity Incentive Plan (“the 2006 Plan”). The Company intends for all future equity grants to proceed under the 2006 Plan.

At December 31, 2006 approximately 2,342,000 options with exercise prices ranging from $3.71 per share to $15.17 per share were held by employees and directors. Under the terms of the 1995 Award Plan and 2006 Equity Incentive Plan, any option shares that expire will be returned to the 2006 Equity Incentive Plan pool.

On May 15, 2006, the shareholders voted to adopt the 2006 Equity Incentive Plan. All awards granted after this date will come out of the 2006 Equity Incentive Plan, and none will be issued from the 1995 Award Plan, which is deemed to be terminated as of this date. The 2006 Equity Incentive Plan allows for the grant of restricted common shares and stock appreciation rights in addition to the grant of incentive stock options and non-qualified stock options (collectively, “awards”). Subject to the requirements of the 2006 Equity Incentive Plan, the Compensation Committee, or in lieu thereof the Board of Directors, has the authority to select those directors, consultants, and employees to whom awards will be granted, the grant date, the number of awards to be granted and other terms and conditions of the awards. The exercise price of incentive stock options and non-qualified stock options remain as the closing price of the Company’s common shares on the NASDAQ Exchange on the date of grant. If a SAR is granted in conjunction with an option or a portion thereof, the exercise price may not be less that the exercise price of the related option. Restricted shares will vest as approved by the Compensation Committee. The Compensation Committee has the power to amend, modify, or terminate the 2006 Equity Incentive Plan provided that the Participant’s rights are not materially adversely affected and subject to any approvals required under the applicable regulatory requirements. As of the close of business on December 31, 2006, there remain 1,125,436 common shares authorized to be issued under the 2006 Equity Incentive Plan.

No past financial assistance has been given to participants to assist them in purchasing common shares under the 2006 Equity Incentive Plan, nor is such financial assistance contemplated. The 2006 Equity Incentive Plan contains no provision for the Company to provide any such assistance.

The following table gives information about the Company’s common shares that may be issued upon the exercise of options, Warrants and rights under all of its existing equity compensation plans as of December 31, 2006, the Company’s most recently completed fiscal year, including the 2006 Equity Incentive Plan, the 1995 Award Plan, the 1981 stock option plan of General Scanning, Inc., the 1992 stock option plan of General Scanning, Inc., the Warrants (as described below) and the Company’s employee stock purchase plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/Warrants	Weighted-Average Exercise Price of Outstanding Options/Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Plans approved by shareholders	2,298,997	$9.66	1,125,436
Plans not approved by shareholders (the Warrants)	43,104	$13.33	0
Total	2,342,101	$9.73	1,125,436

All of the option plans listed above or described in the table have been approved by the Company’s shareholders, except the Warrants. The outstanding Warrants listed in the above table were issued pursuant to the 1995 directors’ Warrant plan of General Scanning, Inc., referred to in this section as the Warrant plan, which was assumed by the Company in connection with the March 22, 1999 merger of General Scanning, Inc. and Lumonics Inc., the material features of which are described above. No additional Warrants are authorized to be granted under the Warrant plan.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company maintains entity and director and officers’ liability insurance in the aggregate principal amount of $35,000,000 subject to a $500,000 deductible per loss for SEC claims and $250,000 for all other claims that are indemnifiable by the Company. For claims that are not indemnifiable, there is no deductible. The Company is obligated to pay all deductibles. The premium for the insurance is currently $484,133 per year which is paid by the Company. This insurance policy renews annually in May.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the United States Securities and Exchange Act of 1934, as amended, as well as applicable Canadian securities laws, require Directors, executive officers and persons who own more than 10% of the Company’s common shares to file reports with the United States Securities and Exchange Commission and with Canadian securities regulatory authorities, as applicable, disclosing their ownership of the Company’s securities and changes in such ownership. Based solely on a review of the copies of such reports furnished to it, or a written representation from certain reporting persons that no Form 5 was required for such person, the Company believes that all required filings were timely made during fiscal 2006 with the exception that Messrs. Black, Bowen, Edelstein, Federico, Kew, Lyne, Pelsue, Pond, Sansouci, Stukalin, Webb and Ms. Palmer each filed one Form late, each reporting one transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee of the Board of Directors are Messrs. Griffith and Pond and Ms Hatsopoulos. None of the members of the Compensation Committee is or has at any time in the past been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a director or on the Compensation Committee of any other entity, where any of that entity’s executive officers served on the Company’s Compensation Committee or on its Board of Directors in fiscal 2006.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

Since the beginning of the fiscal year ended December 31, 2006 there has been no indebtedness to the Company by any Director or officer or the family members or associates of any such person, other than amounts owing for purchases, subject to usual trade terms, for ordinary travel and expense advances and for other transactions in the ordinary course of business.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

During the fiscal year ended December 31, 2006 the Company recorded sales revenue from Sumitomo Heavy Industries Ltd., a significant shareholder, of approximately $5.3 million. These sales were in the ordinary course of business and on terms materially equivalent to other third party transactions. The Company purchased raw materials from Sumitomo at amounts and terms approximately equivalent to third-party transactions. The Company purchased $0.3 million from Sumitomo in the year ended December 31, 2006.

On February 23, 2000 the Company entered into an agreement with V2Air LLC relating to the use of the V2Air LLC aircraft for Company business purposes. V2Air LLC is owned by the Company’s former President and Chief Executive Officer, Charles D. Winston. Pursuant to the terms of the agreement, the Company is required to reimburse V2Air LLC $585 per operating hour of use on Company-related business travel, as well as for certain direct expenses associated with the travel. The hourly charge is based on market surveys of commercial rentals of similar planes. These surveys are conducted by the Company twice per year. During the most recently completed financial year, the Company reimbursed V2Air LLC approximately $151,000 under the terms of the agreement. The agreement with V2Air LLC was terminated on July 26, 2006.

Richard B. Black is a director of the Company and is also the President and Chief Executive Officer of ECRM, Inc. ECRM manufactures laser systems equipment for the printing and publishing industry. Westwind Air Bearings Inc. (“Westwind US”) was acquired by GSI Group Corporation, a wholly owned subsidiary of the Company in December 2003, and was merged into GSI Group Corporation in June, 2004. ECRM purchased $0.6 million of equipment from the Westwind business unit of GSI Group Inc. in 2006.

The Nominating and Governance Committee periodically reviews Board independence, including any instance in which insider director transactions are involved. Material insider transactions are subject to Board approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT

Certain Beneficial Owners

The following sets forth, to the knowledge of the Company, certain information concerning the direct and indirect beneficial ownership of common shares, the Company’s only class of voting securities, as of the close of business on December 31, 2006, by each person known by the Directors or senior officers of the Company to be the beneficial owner of, or to exercise control or direction over 5% or more of the outstanding common shares of the Company as of such date. This information is based on the most recent statements on Schedule 13G filed with the United States Securities and Exchange Commission or on other information available to the Company.

Shareholder	Shares	Percentage
Royce & Associates 1414 Avenue of the Americas New York, New York 10019	5,138,500	12.29%

Sumitomo Heavy Industries Ltd. 9-11, Kita-Shinagawa 5 Chome Shinagawa-Ku, Tokyo, 141-8686, Japan	4,078,238	9.8%

Franklin Resources, Inc.(1) One Franklin Parkway San Mateo, California 94403	3,885,621	9.3%

Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, New York 10017	2,907,156	6.95%

FMR Corp. (Fidelity Management and Research Corporation) 82 Devonshire St. Boston, Massachusetts 02109	2,634,400	6.3%

T. Rowe Price Associates, Inc. 100 E Pratt Street Baltimore, Maryland 21202	2,246,279	5.3%

(1)	Consists of common shares beneficially owned by one or more investment companies or other managed accounts that are clients of investment advisers that are direct and indirect subsidiaries of Franklin Resources, Inc. Advisory contracts grant to the investment advisor subsidiaries all investment and/or voting power over the securities owned by their clients.

Directors and Management

The following table shows the number of common shares, the Company’s only class of equity securities, beneficially owned by each of the Directors, and the Named Executive Officers (see “Executive Compensation” above), as well as by the Directors, and the executive officers of the Company as a group, as of the close of business on Monday, March 26, 2007.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Common Shares
Richard B. Black, Director	64,313	(2)	*

Phillip A. Griffiths, Director	51,280	(3)	*

Byron O. Pond, Director	46,400	(4)	*

Benjamin J. Virgilio, Director	64,400	(5)	*

Garrett A. Garrettson, Director	55,400	(6)	*

Marina Hatsopoulos, Director	55,400	(7)	*

Sergio Edelstein, President, Chief Executive Officer and Director	380,190	(8)	*

Robert Bowen, Vice President and Chief Financial Officer	76,640	(9)	*

Nino Federico, Vice President and General Manager	134,304	(10)	*

Stephen Kew, Managing Director	96,160	(11)	*

Daniel Lyne, Vice President and General Counsel	66,160	(12)	*

Kurt Pelsue, Vice President and Chief Information Officer	159,617	(13)	*

Ray Sansouci, Vice President and General Manager	70,240	(14)	*

Felix Stukalin, Vice President, Business Development	122,895	(15)	*

Thomas R. Swain, Vice President, Finance	197,694	(16)	*

Stephen Webb, Managing Director	51,600	(17)	*

Charles D. Winston, former President, Chief Executive Officer and Director	408,375	(18)	*

All Directors and executive officers as a group (17 persons)	2,101,068	(19)	5%

*	Less than 1%.
(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days of March 26, 2007, whether pursuant to the exercise of options or Warrants, the conversion of securities or otherwise. Includes an aggregate of 1,256,649 shares, which are fully vested and may be acquired within sixty (60) days of March 26, 2007, by exercise of options and Warrants. Each beneficial owner’s percentage of ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are fully vested and exercisable (or convertible) within sixty (60) days of March 26, 2007 have been exercised. Unless otherwise noted in the footnotes below, the Company believes all persons named in the table have sole voting power and investment power with respect to all common shares beneficially owned by them. Statements as to ownership of common shares are based upon information obtained from the Directors, and executive officers and from records available to the Company.

(2)	Includes 5,400 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 45,388 common shares subject to options and Warrants.
(3)	Includes 5,400 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 40,000 common shares subject to options.
(4)	Includes 5,400 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 30,000 common shares subject to options.
(5)	Includes 5,400 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 40,000 common shares subject to options.
(6)	Includes 5,400 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 50,000 common shares subject to options.
(7)	Includes 5,400 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 50,000 common shares subject to options.
(8)	Total amount comprised of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company .
(9)	Includes 17,776 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 50,000 common shares subject to options.
(10)	Includes 41,160 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 1000 shares with joint voting power with spouse, Grace Federico; 80,000 common shares subject to options.
(11)	Includes 35,773 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 35,000 common shares subject to options.
(12)	Includes 60,773 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company.
(13)	Includes 35,773 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 118,457 common shares subject to options.
(14)	Includes 42,160 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 20,000 common shares subject to options.
(15)	Includes 35,773 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 81,735 common shares subject to options.
(16)	Total amount is common shares subject to options.
(17)	Includes 36,213 shares of restricted stock with transfer rights solely back to the Company and sole voting rights by the Company; 10,000 common shares subject to options.
(18)	Total amount is common shares subject to options.
(19)	Includes 1,256,649 common shares subject to options and Warrants.

OTHER BUSINESS

Management does not know of any matters to be brought before the meeting other than those set forth in the notice accompanying this management proxy circular.

PROPOSALS

Proposals of shareholders intended for inclusion in next year’s management proxy circular to be furnished to all shareholders entitled to vote at the next annual meeting of shareholders pursuant to Securities and Exchange Commission Rule 14a-8 must be received at the Company’s principal executive offices on or before December 18, 2007. Shareholder proposals not intended for inclusion in next year’s management proxy circular, but which are instead sought to be presented directly at next year’s annual meeting, will be considered untimely if received later than December 18, 2007, and proxies will confer discretionary authority with respect to such proposals. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested.

HOUSEHOLDING

The Company’s annual report, including audited financial statements for the fiscal year ended December 31, 2006, is being mailed to you along with this management proxy circular. In order to reduce printing and postage costs, ADP Investor Communication Services has undertaken an effort to deliver only one annual report and one management proxy circular to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if ADP has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one management proxy circular, the Company will promptly deliver a separate copy of the Annual Report and the management proxy circular to any shareholder who sends a written request to GSI Group Inc., 39 Manning Road, Billerica, Massachusetts 01821, Attention: Secretary.

You can also notify ADP that you would like to receive separate copies of the Company’s annual report and management proxy circular in the future by writing or calling your bank or broker. Even if your household has received only one annual report and one management proxy circular, a separate proxy card should have been provided for each shareholder account. Each proxy card should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of the Company’s annual report and management proxy circular, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling ADP directly.

INFORMATION CONCERNING THE COMPANY

You may obtain the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, the Company’s 2006 audited consolidated financial statements, and additional copies of this document on the Company’s Web site at http://www.gsig.com, or by writing to or calling the Secretary, GSI Group Inc., 39 Manning Road, Billerica, Massachusetts 01821, U.S.A., or 1-800-342-3757. This information is not incorporated by reference into this management proxy circular and proxy statement.

DIRECTORS’ APPROVAL

The contents and the sending of this management proxy circular have been approved by the Company’s Board of Directors.

By Order of the Board of Directors of

GSI Group Inc.

Daniel J. Lyne,

Secretary

Billerica, Massachusetts

April 17, 2007

GSI GROUP INC.

9th Floor, 100 University Avenue

Toronto, Ontario M5J 2Y1

www.computershare.com

Security Class

Holder Account Number

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Form of Proxy - Annual General Meeting of Shareholders to be held on May 15, 2007

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.      Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.      If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3. This proxy should be signed in the exact manner as the name appears on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.      The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

____ Fold

6.      The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7. This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 9:00 am, Eastern Time, on May 11, 2007.

Appointment of Proxyholder

The undersigned shareholder of GSI Group Inc. (the “Company”) hereby appoints Sergio Edelstein, President and Chief Executive Officer and a director or, failing him, Robert Bowen, Vice President and Chief Financial Officer	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of Shareholders to be held in Billerica, MA on Tuesday, May 15, 2007 at 9:00 a.m. (EDT) and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY	HIGHLIGHTED TEXT	OVER THE BOXES.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold

01. Richard B. Black	☐	☐	02. Garrett A. Garrettson	☐	☐	03. Phillip A. Griffiths, Ph.D.	☐	☐	____ Fold

04. Marina Hatsopoulos	☐	☐	05. Byron O. Pond	☐	☐	06. Benjamin J. Virgilio	☐	☐

07. Sergio Edelstein	☐	☐

	For	Withhold
2. Appointment of Auditors

To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐

	☐	____ Fold

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.		MM/DD/YY

Interim Financial Statements		Annual Report

Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.	☐	Mark this box if you would NOT like to receive the Annual Report and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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